     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997


                                                      REGISTRATION NO. 333-28131

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               SITEL CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

          MINNESOTA                 47-0684333
  (State or jurisdiction of      (I.R.S. Employer
incorporation or organization)    Identification
                                       No.)

                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 963-6810

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                 MICHAEL P. MAY
                            CHIEF EXECUTIVE OFFICER
                               SITEL CORPORATION
                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 963-6810

 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

                         ------------------------------

                                   COPIES TO:

                               TERESA A. BEAUFAIT
                           ABRAHAMS, KASLOW & CASSMAN
                        8712 WEST DODGE ROAD, SUITE 300
                             OMAHA, NEBRASKA 68114
                                 (402) 392-1250

                         ------------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND FROM
                                 TIME TO TIME.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                            AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED    BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.001 par...............    216,241 Shares          $14.06           $13,304,148            $4,032


(1) The Shares to be registered pursuant to this Registration Statement shall also include any additional shares issued with respect to these Shares prior to their sale under this Registration Statement as a result of stock splits or stock dividends effected by the Registrant.

(2) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on May 27, 1997.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                 216,241 SHARES


                               SITEL CORPORATION

                                  COMMON STOCK

                               ------------------

    All shares of Common Stock of SITEL Corporation ("SITEL" or the "Company"), $.001 par value per share (the "Shares"), offered hereby are being sold by certain of the Company's stockholders (the "Selling Stockholders"). See "Selling Stockholders". The Shares are traded on the New York Stock Exchange under the symbol "SWW". On May 29, 1997, the last sale price for the Shares as reported on the New York Stock Exchange was $17.13 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN ITEMS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus is applicable to the public sale of Shares by the Selling Stockholders. The Shares offered hereby are being registered and will be distributed pursuant to Rule 415 of the Securities Act of 1933, as amended. The Selling Stockholders may offer or sell such Shares from time to time upon terms determined by the market or in privately negotiated transactions.

    The Company is not engaging an underwriter in connection with the shelf registration or offering of these securities. The Company will incur the expenses of the registration of the Shares offered hereby, including filing, printing, legal, accounting and miscellaneous expenses. The Selling Stockholders will pay any sales commissions to the broker-dealers through whom they effect the sale of Shares.


                    This Prospectus is dated [     ], 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES.

                                  THE COMPANY

    SITEL Corporation ("SITEL" or the "Company") is a global leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations. The Company handles calls in over 25 languages and dialects from more than 9,000 workstations in more than 60 call centers located in North America, Europe and the Asia Pacific region. SITEL communicates directly with its clients' customers by responding to customer-initiated telephone calls and by making Company-initiated calls. In addition, the Company is a leader in developing customer service applications over the Internet. The Company is currently providing services to over 400 clients, principally in the insurance, financial services, telecommunications, media and entertainment, technology, utilities, consumer, automotive, and travel industries. SITEL employs more than 15,000 people.

    The Company was founded in 1985 and is a Minnesota corporation. The Company's executive offices are located at 13215 Birch Street, Omaha, Nebraska 68164, and its telephone number is (402) 963-6810.

                                  THE OFFERING


    The Shares offered hereby will be distributed pursuant to Rule 415 of the Securities Act of 1933, which provides for a continuous offering and sale of the Shares from time to time by the Selling Stockholders. The Shares which may be offered by the Selling Stockholders were issued to the Selling Stockholders in private placements by the Company in connection with the Company's acquisition of all of the issued and outstanding shares of the capital stock of Telebusiness New Zealand Limited ("Telebusiness") and Levita Group PTY Limited ("Levita"), companies which had been privately owned by the Selling Stockholders and others.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING MATTERS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    RELIANCE ON MAJOR CLIENTS. A significant portion of SITEL's revenues is derived from relatively few clients. The Company's 20 and ten largest clients accounted for 56.8% and 42.1%, respectively, of the Company's revenues during 1996. Most of the company's contracts with its clients are terminable upon short notice. The Company's four largest clients were GTE Corporation, Microsoft Corporation, Allstate Insurance Company and J.C. Penney Life Insurance Company, which accounted for 7.5%, 6.8%, 5.9% and 5.7%, respectively, of the Company's revenues during 1996. The loss of one or more of its major clients could have a materially adverse effect on the Company.

    RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS. A significant element of the Company's growth strategy is to pursue strategic acquisitions domestically and internationally that either expand or complement the Company's business. There can be no assurance that the Company will be able to identify additional acceptable acquisition candidates or complete any acquisitions on terms favorable to the Company or in a timely manner. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results, integration of financial reporting and other management systems and the amortization of acquired intangible assets. The issuance of Common Stock in connection with an acquisition may result in dilution to existing stockholders. In addition, a substantial portion of the Company's capital resources may be used for these acquisitions. The Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is also no assurance that the Company can successfully integrate an acquired business into the Company's business or that any acquired business can be operated profitably by the Company. Further expansion in international markets may involve additional risks relating to the integration of such international acquisitions, as well as risks relating to currency exchange rates, different legal and regulatory requirements, difficulties in staffing and managing foreign operations and other factors.

    RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS. The Company has rapidly expanded its operations in the past several years through internal growth and strategic acquisitions, all of which have placed demands on the Company's administrative, operational and financial resources. The planned continued growth of the Company's client base and the Company's services can be expected to continue to place a significant strain on the Company's management and operations. The Company's future performance and profitability will depend on its ability to retain management of acquired businesses, attract and retain additional senior personnel and successfully implement enhancements to its telecommunications and computer technology and management information systems and adapt those systems, as necessary, to respond to changes in its worldwide business.

    RELIANCE ON TELECOMMUNICATIONS AND COMPUTER TECHNOLOGY. SITEL's success is dependent in part on its continued investment in sophisticated telecommunications and computer technology, including proprietary computer software, automated call distributors, predictive dialers, computer integrated telephony and digital switches. The Company has invested significantly in technology in order to maintain a competitive global advantage and anticipates that it will be necessary to continue to do so. There can be no assurance that the Company will be successful in anticipating technological changes or in selecting and developing new and enhanced technology on a timely basis. In addition, the Company's business is highly dependent on its computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through casualty or operating malfunction, could have a materially adverse effect on the Company's business.

    POSSIBLE DECLINE IN EFFECTIVENESS OF TELESERVICING. The teleservicing industry has grown significantly in the last ten years. Advances in new forms of customer service and direct marketing, such as the development of electronic communication via the Internet and other media, could have an adverse effect on the demand for teleservicing as a form of customer service or direct sales. As the teleservicing industry continues to grow, teleservicing's effectiveness as a direct marketing tool also may decrease as a result of consumer saturation and increased consumer resistance to teleservicing generally.

    DEPENDENCE ON LABOR FORCE. Teleservicing is very labor intensive and characterized by high personnel turnover. There can be no assurance that the Company's labor costs will not increase. Some of the Company's teleservicing activities, particularly insurance product sales and customer service activities for technology clients, require highly trained employees. The Company's worldwide presence also necessitates retaining personnel fluent in languages and dialects spoken and written by customers of the Company's clients. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of employees it would be forced to limit its growth or possibly curtail its operations. The Company competes for qualified personnel with other teleservicing firms and periodically is required to pay premium hourly wages to attract and retain personnel. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of personnel to support its planned growth.

    DEPENDENCE ON TELEPHONE SERVICE. The Company's business is materially dependent upon service provided worldwide by various local and long distance telephone companies. Rate increases imposed by these companies will increase the Company's operating expenses and adversely affect its operating margins to the extent SITEL is unable to pass through the increases to its clients. In addition, any significant interruption in telephone service would adversely affect the Company, and the inability of telephone companies to provide SITEL with greater capacity in any particular country would adversely affect the Company's growth.

    FOREIGN CURRENCY RISKS. A substantial amount of the Company's revenues is received, and a substantial amount of operating costs is incurred, in foreign currencies. Because the Company's financial statements are presented in U.S. dollars, any significant fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which the Company operates will affect the Company's results of operations and its financial statements. With one exception, the Company is not currently engaged in currency-hedging transactions. The Company has purchased a call option to hedge a foreign currency commitment related to a future payment to complete an acquisition.

    COMPETITIVE INDUSTRY. The worldwide teleservicing industry is extremely competitive. The Company competes with numerous independent teleservicing firms, some of which are as large or larger than SITEL, as well as the in-house teleservicing operations of many of its clients or potential clients. Also, the Company competes with direct mail, television, radio and other advertising media. There can be no assurance that additional competitors with greater resources than the Company will not enter the industry or that the Company's clients will not choose to conduct internally more of their teleservicing activities.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced and expects to continue to experience quarterly variations in its results of operations principally due to the timing of clients' teleservicing campaigns and the commencement of new contracts, revenue mix, and the timing of additional selling, general and administrative expenses to support new business. While the effects of seasonality on SITEL's business often are offset by the addition of new clients or new programs for existing clients, the Company's business tends to be slower in August and December. August is affected by reduced marketing activities in Europe and December is affected by reduced teleservicing activities during the holiday season. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected.

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the efforts of its executive officers, particularly James F. Lynch, Chairman, Henk P. Kruithof, Executive Vice Chairman, Michael P.

May, Chief Executive Officer, Phillip A. Clough, President, and Barry S. Major, Executive Vice President and Chief Financial Officer. The loss of the services of any of these individuals could have a materially adverse effect on the Company. Among its executive officers, the Company has employment contracts with only Messrs. Lynch and May. Mr. Lynch's agreement is subject to a rolling three year term, and Mr. May's agreement is terminable at will. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel.

    CONTROL BY MANAGEMENT. Messrs. Lynch and Kruithof beneficially own (including through a voting agreement granting Mr. Lynch the right to vote certain shares) approximately 40.4% of the Common Stock. As a result of such voting concentration, if Messrs. Lynch and Kruithof vote in the same manner, they likely will be able to exert significant influence over most matters requiring approval by the Company's stockholders, including the election of directors. Such voting concentration may have the effect of delaying or preventing a change in control of the Company.

    POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the teleservicing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions, announcements relating to pending or completed acquisitions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons unrelated to their operating performance.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS. This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. The words "believe," "expect," "seek" and "intend" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to services of the Company, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this Prospectus and in the Company's periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause such differences.

                              SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of Common Stock as of May 27, 1997 and as adjusted for the sale of Shares offered hereby by each Selling Stockholder. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the Shares shown.


                                            SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                          OWNED PRIOR TO OFFERING              OWNED AFTER OFFERING
                                          -----------------------   SHARES    -----------------------
          NAME AND ADDRESS (1)              NUMBER      PERCENT     OFFERED     NUMBER      PERCENT
----------------------------------------  ----------  -----------  ---------  ----------  -----------
Levita Telecorporation Pty Limited......     623,107         1.0      77,888     545,219       *
Peter Andrew Forward....................     128,872       *          34,588      94,284       *
Stephen Russell Just....................     128,872       *          34,588      94,284       *
Simon David Norton......................     128,872       *          34,588      94,284       *
Michael John Pheasant...................     128,872       *          34,589      94,283       *


------------------------

*   less than 1%


(1) The address of Levita Telecorporation PTY Limited is Level 12, 81-83 Mount Street, North Sydney, New South Wales, Australia. The address of Messrs. Forward, Just, Norton and Pheasant is c/o SITEL Telebusiness New Zealand, Level 10, 126 Vincent Street, Auckland, New Zealand. Messrs. Forward, Just, Norton and Pheasant are employees of Telebusiness.

                              PLAN OF DISTRIBUTION

    The Shares offered pursuant to this Prospectus will generally be sold by the Selling Stockholders through securities broker-dealers in ordinary broker transactions. It is expected that the broker-dealers will receive commissions not in excess of the usual and customary broker's commissions. The Company is not engaging an underwriter in connection with the shelf registration or offering of these Shares.

    The Selling Stockholders have advised the Company that the sale of the Shares offered hereby also may be effected directly to purchasers by the Selling Stockholders acting as principals or through one or more brokers, dealers or agents from time to time in one or more transactions otherwise than on any stock exchange or in the over-the-counter market, or through the writing of options on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices relating to such market prices, at varying prices determined at the time of the sale, or at negotiated or fixed prices, in each case determined by the Selling Stockholders or by agreement between the Selling Stockholders and the brokers, dealers, agents or purchasers. If the Selling Stockholders effect such transactions through brokers, dealers or agents, such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from the purchasers of Shares for whom they act as agent.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 200,000,000 shares, par value $.001, of undesignated capital stock. Until otherwise designated by the Board of Directors of the Company, all authorized shares are deemed to be Common Stock. As of May 27, 1997, there were 321 holders of record of the Company's Common Stock and 2,370 holders of options to purchase Common Stock. As of such date, 61,929,899 shares of Common Stock were outstanding and 15,502,340 shares were subject to outstanding options granted under the Company's stock option plans.

COMMON STOCK

    Subject to the prior rights of any outstanding preferred stock, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

UNDESIGNATED STOCK

    The Board of Directors of the Company generally has the power to issue shares of capital stock without stockholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of this undesignated stock and to divide such shares into classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of undesignated stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND
  MINNESOTA LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Amended and Restated Articles of Incorporation and Bylaws, as amended, provide for a five member Board of Directors to be elected to staggered one, two and three year terms, and thereafter for successive three year terms, and that directors may only be removed from office for cause upon a vote of two-thirds of the Common Stock represented at a stockholders' meeting. The Articles and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of two-thirds of the Common Stock represented at a stockholders' meeting. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

    SECTIONS 302A.671 AND 302A.673 OF THE MINNESOTA BUSINESS CORPORATION
ACT. The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny stockholders the receipt of a premium for their Common Stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the stockholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Abrahams, Kaslow & Cassman, Omaha, Nebraska. Members of the Abrahams, Kaslow & Cassman firm directly hold a total of 16,950 shares of Common Stock.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is listed on The New York Stock Exchange. Material filed by the Company with the Exchange can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission as described above.

    Statements contained or incorporated by reference in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which incorporates by reference portions of the Company's definitive Proxy Statement for the Company's Annual Meeting of Stockholders to be held on June 6, 1997).

        (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

        (c) the Company's Current Reports on Form 8-K, and amendments thereto, filed on January 31, 1997, February 6, 1997, February 12, 1997, April 3, 1997 and April 16, 1997.

        (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to the Corporate Secretary, SITEL Corporation, 13215 Birch Street, Suite 100, Omaha, Nebraska 68164, telephone number (402) 963-6810.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    4
Selling Stockholders......................................................    7
Plan of Distribution......................................................    8
Description of Capital Stock..............................................    8
Legal Matters.............................................................    9
Available Information.....................................................    9
Incorporation of Certain Information by Reference.........................   10


                                 216,241 SHARES


                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               [         ], 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Shares being registered hereby. All amounts are estimates except the SEC registration fee and New York Stock Exchange listing fee. The New York Stock Exchange listing fees paid in connection with the private placement of the Shares in the acquisitions are not included in the table.

Registration Fee-Securities and Exchange Commission................  $   4,032
NYSE Listing Fees..................................................  $       0
Blue Sky Fees and Expenses.........................................  $   1,000
Printing Expenses..................................................  $   2,500
Legal Fees and Expenses............................................  $   7,500
Accounting Fees and Expenses.......................................  $   2,500
Transfer Agent Fees and Expenses...................................  $     500
Miscellaneous......................................................  $   1,000
                                                                     ---------
Total..............................................................  $  19,032
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Amended and Restated Articles of Incorporation limit the liability of directors to the maximum extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability due to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under the federal securities laws is not limited by the Amended and Restated Articles of Incorporation.

    The Minnesota Business Corporation Act requires that the Company indemnify any director or officer made or threatened to be made a party to a legal proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. A "proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. Section 302A.521) for a complete statement of such indemnification rights. The Company's Amended and Restated Articles of Incorporation also require the Company to provide indemnification of these persons to the fullest extent of the Minnesota indemnification statute.

    The Company has entered into an indemnification agreement with each of its directors and executive officers to provide him or her with specific contractual assurances that the indemnification protection provided by the Minnesota Business Corporation Act and the Company's Amended and Restated Articles of Incorporation will be available to such director or officer and to provide for the indemnification of and the advancing of expenses to such director or officer to the fullest extent permitted by law. The Company also presently maintains insurance to protect itself and its directors and officers against certain liabilities, costs, and expenses arising out of claims or suits against such directors and officers resulting from their service in such capacity.

ITEM 16.  EXHIBITS


(1)   4.1      Amended and Restated Articles of Incorporation of Registrant

(2)   4.1  (a) Articles of Amendment filed September 10, 1996 to the Amended and
                 Restated Articles of Incorporation

      4.2      Amended and Restated Bylaws of Registrant (conformed copy including all amendments through June 6, 1997)

 *    5.1      Opinion of Abrahams, Kaslow & Cassman

 *   23.1      Consent of KPMG Peat Marwick LLP

 *   23.2      Consent of Abrahams, Kaslow & Cassman (included in Exhibit 5.1)

 *   24.1      Power of Attorney (included in signature page)


------------------------


*   previously filed


(1) Exhibit 4.1 hereto was previously filed as Exhibit 3.1 to the Registration Statement of SITEL Corporation on Form S-1 (Registration No. 33-91092) and is incorporated herein by this reference.


(2) Exhibit 4.1(a) hereto was previously filed as Exhibit 3.1(a) to the registrant's Form 10-Q for the quarter ended August 31, 1996 and is incorporated herein by this reference.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on June 17, 1997.



                                SITEL CORPORATION

                                By:              /s/ MICHAEL P. MAY
                                     -----------------------------------------
                                                   Michael P. May
                                              CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 1 to this Registration Statement has been signed by the following persons, in the capacities and on the dates stated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ JAMES F. LYNCH*
------------------------------  Chairman of the Board and      June 17, 1997
        James F. Lynch            Director

    /s/ HENK P. KRUITHOF*
------------------------------  Executive Vice Chairman        June 17, 1997
       Henk P. Kruithof           and Director

      /s/ MICHAEL P. MAY        Chief Executive Officer
------------------------------    and Director (Principal      June 17, 1997
        Michael P. May            Executive Officer)

                                Executive Vice President-
     /s/ BARRY S. MAJOR*          Finance and Chief
------------------------------    Financial Officer            June 17, 1997
        Barry S. Major            (Principal Financial
                                  Officer)

     /s/ ALAN G. SIEMEK*
------------------------------  Controller (Principal          June 17, 1997
        Alan G. Siemek            Accounting Officer)

    /s/ KELVIN C. BERENS*
------------------------------  Director                       June 17, 1997
       Kelvin C. Berens

    /s/ BILL L. FAIRFIELD*
------------------------------  Director                       June 17, 1997
      Bill L. Fairfield

     /s/ GEORGE J. KUBAT*
------------------------------  Director                       June 17, 1997
       George J. Kubat




*By:     /s/ MICHAEL P. MAY
      -------------------------
           Michael P. May
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


                                                                         PAGE NO.
                                                                         ---------
(1)   4.1      Amended and Restated Articles of Incorporation of SITEL
                 Corporation.............................................      N/A
(2)   4.1  (a) Articles of Amendment filed September 10, 1996 to the
                 Amended and Restated Articles of Incorporation..........      N/A
      4.2      Amended and Restated Bylaws of SITEL Corporation
                 (conformed copy including all amendments through June 6,
                 1997)...................................................
 *    5.1      Opinion of Abrahams, Kaslow & Cassman.....................
 *   23.1      Consent of KPMG Peat Marwick LLP..........................
 *   23.2      Consent of Abrahams, Kaslow & Cassman (included in Exhibit
                 5.1)
 *   24.1      Power of Attorney (included in signature page)


------------------------


*   previously filed



(1) Exhibit 4.1 hereto was previously filed as Exhibit 3.1 to the Registration Statement of SITEL Corporation on Form S-1 (Registration No. 33-91092) and is incorporated herein by this reference.


(2) Exhibit 4.1(a) hereto was previously filed as Exhibit 3.1(a) to the registrant's Form 10-Q for the quarter ended August 31, 1996 and is incorporated herein by this reference.